Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Consulting Group Capital Markets Funds
We consent to the use of our report dated October 29, 2008, incorporated herein by reference, to the Large Capitalization Growth Investments, Large Capitalization Value Equity Investments, Small Capitalization Growth Investments, Small Capitalization Value Equity Investments, International Equity Investments, Emerging Markets Equity Investments, Core Fixed Income Investments, High Yield Investments, International Fixed Income Investments, Municipal Bond Investments, and Money Market Investments, each a series of Consulting Group Capital Markets Funds and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
December 29, 2008